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                                                                      EXHIBIT 11

                       STERICYCLE, INC. AND SUBSIDIARIES

                STATEMENT RE: COMPUTATION OF PER SHARE EARNINGS
                                  (UNAUDITED)


                                                             FOR THE THREE                          FOR THE SIX
                                                             MONTHS ENDED                           MONTHS ENDED
                                                               JUNE 30,                               JUNE 30,
                                                               --------                               --------
                                                        1999               1998               1999               1998
                                                        ----               ----               ----               ----
Weighted average common shares
outstanding--basic earnings
per share                                            14,546,201         10,539,806         13,811,646         10,511,297
Common stock issuable upon
assumed conversion of stock
options and warrants                                    332,483            636,971            398,047            656,195
                                                    -----------        -----------        -----------        -----------
Adjusted weighted average
common shares outstanding--
diluted earnings per share                           14,878,684         11,176,777         14,209,693         11,167,492
                                                    ===========        ===========        ===========        ===========
Net income (in thousands)                           $     2,560        $     1,088        $     4,987        $     1,868
                                                    ===========        ===========        ===========        ===========
Net income per share--basic                         $      0.18        $      0.10        $      0.36        $      0.18
                                                    ===========        ===========        ===========        ===========
Net income per share--diluted                       $      0.17        $      0.10        $      0.35        $      0.17
                                                    ===========        ===========        ===========        ===========





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